Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Adolor Corporation	Sam Brown Communications

Lizanne Wentz	Mike Beyer

Corporate Communications	(773) 463-4211

(484) 595-1500

Adolor Corporation Names Dr. Guido Magni to the Board of Directors

Exton, PA, June 10, 2008 — Adolor Corporation (Nasdaq: ADLR) announced today that Guido Magni, M.D., Ph.D. has been named to the company’s Board of Directors and the Governance and Nominating Committee effective June 6, 2008. Dr. Magni brings to Adolor more than twenty years of pharmaceutical industry experience in worldwide clinical research and development, previously serving as the global head of Medical Science, Global Drug Development, Pharmaceuticals Division, F-Hoffman La Roche.

“Dr. Magni’s high caliber experience in worldwide drug development makes him an outstanding addition to the Board and we welcome him,” said David Madden, chairman of the Adolor Board of Directors. “His specific expertise in CNS and pain will serve Adolor well as we continue to advance our promising pipeline and development programs.”

Prior to serving as the global head of Medical Science of Roche, Dr. Magni served as the company’s head of the Central Nervous System Group. Combined, these positions involved Dr. Magni at a senior level in strategic decisions related to the management of Roche’s development pipeline.

Earlier, Dr. Magni had served as European CNS project director of Wyeth-Ayerst in Paris. He had also served as head of CNS Clinical Research at Synthélabo in Paris.

Dr. Magni is the author of more than one hundred papers published in international peer reviewed journals and is a member of numerous societies including the American Academy of Sciences and the Royal Society of Medicine. Dr. Magni received his M.D. from the University of Padua, Italy and his Ph.D. from the University of Rome, Italy.

About Adolor Corporation

Adolor Corporation (Nasdaq: ADLR) is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor is seeking to make a positive difference for patients, caregivers and the medical community. For more information, visit www.adolor.com.

This release, and oral statements made with respect to information contained in this release, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Information about risks and uncertainties may be found in Adolor’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

This press release is available on the website http://www.adolor.com.

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